Exhibit 99.1

CAMAC ENERGY INC. FINALIZES AGREEMENT TO
ACQUIRE TWO OFFSHORE NIGERIAN CONTRACT RIGHTS

Houston, Texas – December 13, 2010 (BUSINESS WIRE) - CAMAC Energy Inc. (NYSE Amex: CAK), a U.S.-based energy company engaged in the exploration, development and production of oil and gas, today announced that on December 10, 2010, CAMAC Energy finalized and executed a definitive Purchase and Continuation Agreement (the "Purchase Agreement") with Allied Energy Plc and certain of its affiliates ("Allied") to acquire all of Allied’s remaining interest in a Production Sharing Contract (the "PSC") which relates to Oil Mining Leases 120 and 121 ("OML 120" and "OML 121") granted to Allied by the Federal Republic of Nigeria (the "Non-Oyo Contract Rights").

Allied and one of its affiliates together own approximately 62% of CAMAC Energy’s outstanding capital stock.

CAMAC Energy previously acquired all of Allied’s interest with respect to the Oyo Field, located in OML 120 (the "Oyo Contract Rights") under the PSC in a transaction that closed in April 2010. Upon consummation of the transaction contemplated under the Purchase Agreement, CAMAC Energy will have acquired Allied’s full interest in the PSC and recombined the Oyo Field within OML 120, and will have also acquired all of Allied’s rights under OML 121.

The closing is subject to satisfaction of certain conditions, substantially all of which are within CAMAC Energy’s and Allied’s control, save for the consent by Allied’s partner under the PSC, Nigerian Agip Exploration Limited ("NAE"), which CAMAC Energy expects to receive imminently.

In exchange for the Non-Oyo Contract Rights, CAMAC Energy has agreed to an option-based de-risking consideration structure which provides CAMAC Energy the ability to make staged valuation determinations at set development points before committing additional purchase capital, as previously described in the CAMAC Energy announcement released on October 12, 2010.

CAMAC Energy’s President and Chief Executive Officer, Byron Dunn, commented: "We look forward to again receiving NAE’s consent and closing this transaction, just as NAE approved the closing of our Oyo Field acquisition transaction in April 2010. This is transformational for CAMAC Energy and we are very excited about the potential value this acquisition could unlock across OML 120 and 121. We now have the opportunity to plan block development holistically, and to structure wells that not only effectively drain the existing Oyo Field producing horizons, but test deeper horizons in imaged Miocene reservoirs that underlay Oyo’s currently producing field."

The OML 120 block is located directly east of OML 133, which contains the giant 500 million barrel Erha Field, and north of OML 121, where in the southeast corner of the block Allied has detected signs of potential gas resources in preliminary drilling results. OML 120 covers an area of 916.6 sq km in water depths ranging from 150 to 1000 meters, and contains the Oyo Field. The OML 121 block covers an area of 887 sq km in water depths ranging from 150 to 1000 meters and is located directly south of OML 120. Based upon internal mapping and 3D seismic studies, nine new prospects have been identified by Allied within the OML 120/121 blocks. Based on available information, CAMAC Energy believes the OML 120/121 blocks, including these nine prospects, may potentially hold over 500 million barrels of recoverable oil resources.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. CAMAC Energy focuses on early cash flow and high-return global energy projects and currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China. CAMAC Energy's principal assets include interests in the Oyo Field, an offshore oil asset in deepwater Nigeria that started production in December 2009, a 100% interest in the Zijinshan Gas Block asset located in the Shanxi Province, China, and the Enhanced Oil Recovery and Production business in Northern China. CAMAC Energy has offices in Hartsdale, New York, Houston, Texas, Beijing, China, and Lagos, Nigeria.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" relating to the business of CAMAC Energy Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the successful closing of the OML 120/121 transaction; the general ability of CAMAC Energy Inc. to achieve its commercial objectives; the business strategy, plans and objectives of CAMAC Energy Inc. and its subsidiaries; and any other statements of non-historical information. Words such as "anticipates," "expects," "plans," "projects," "believes," "seeks," "estimates," and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to a variety of risks, uncertainties and other factors, some of which are beyond CAMAC Energy Inc.’s control and are difficult to predict, including those discussed in CAMAC Energy Inc.'s periodic reports that are filed with the SEC and available on its website (http://www.sec.gov). You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, CAMAC Energy Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

CAMAC Energy Inc.
Bonnie Tang
PR@camacenergy.com
(713) 364-4114
www.camacenergy.com

Investor Relations Contact:

ir@camacenergy.com
(832) 209-1419